UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2008

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (7272) 375-125
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 15, 2008 the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (“MEMR”) approved Addendum # 6 to Contract No. 482 with Emir Oil LLP, dated June 09, 2000 for hydrocarbon exploration on the Aksaz-Dolinnoe-Emir territory, located in Tyubkaragan region of Mangystau oblast (“Addendum No. 6”). Emir Oil LLP is the wholly-owned subsidiary of BMB Munai, Inc. (the “Company”) operating in Kazakhstan. Addendum No. 6 increases the exploration territory covered by the contract from 460 square kilometers to a total of 850 square kilometers (approximately 210,114 acres). The additional territory is located to the north and west of the Company’s current exploration territory, extending the exploration territory toward the Caspian Sea.

Addendum No. 6 increases Emir Oil’s minimum work program by an additional $29.2 million dollars as follows:

	2009	2010	2011	2012

Minimum Work Program Capital Expenditure Required (in millions)	$3.5	$8.58	$8.56	$8.56
Minimum Number of New Wells	0	1	1	1

In addition to these added annual work program requirements, Addendum No. 6 imposes certain other obligations on Emir Oil including obligations to:

•	make additional payments to the liquidation fund;
•	make a one-time payment in the amount of 200,000 USD to the Astana Fund by the end of 2010; and
•	make annual payments to social projects of the Mangistau oblast in the amounts of 50,000 USD from 2009 to 2012.

The term of the exploration period did not change.

The description of Addendum No. 6 in this Current Report is only a summary of that document and is qualified in its entirety by reference to the terms of Addendum No. 6, a copy of which is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1

Addendum No. 6 to Contract #482 dated June 09, 2000, for hydrocarbon exploration on the Aksaz-Dolinnoe-Emir territory, located in Tyubkaragan region of Mangystau oblast between Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, (Competent body) and Limited Liability Partnership Emir Oil (Contractor), dated October 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: October 21, 2008	By:	/s/ Adam R. Cook
Adam R. Cook
Corporate Secretary